Exhibit 10.17

MASSEY EXECUTIVE

DEFERRED COMPENSATION PROGRAM

(Amended and Restated Effective as of January 1, 2009)

TABLE OF CONTENTS

		Page
ARTICLE I
THE PLAN
1.01.	Name	2

1.02.	Purpose	2

1.03.	Plan Administration	2

ARTICLE II
DEFINITIONS
2.01.	Definitions	3

ARTICLE III
PARTICIPATION
3.01.	Participation	5

ARTICLE IV
MAINTENANCE OF ACCOUNTS
4.01.	Accounts	6

4.02.	Contribution Adjustments	6

4.03.	Earnings Adjustments	6

4.04.	Distribution Adjustments	6

4.05.	Forfeiture Adjustments	6

4.06.	Vesting	6

ARTICLE V
INVESTMENT OPTIONS
5.01.	Investment OptionsAccounts	6

5.02.	Election of Investment Options	6

5.03.	Method of Crediting Earnings Adjustments	7

ARTICLE VI
ACCOUNT DISTRIBUTIONS AFTER TERMINATION OF SERVICE
6.01.	Account Distributions After Termination of Service	7

i

ARTICLE VII
OTHER DISTRIBUTION EVENTS
7.01.	Change of Control	9

7.02.	Unforeseeable Emergency	9

7.03.	Withdrawals of Non-409A Funds	10

7.04.	Withdrawals of 409A Funds	10

ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.01.	Participant Rights in the Unfunded Plan	10

8.02.	Non-Assignability	10

8.03.	Termination or Amendment of Plan	11

8.04.	Continuation of Employment	11

8.05.	Responsibility for Legal Effect	11

8.06.	Withholding	11

8.07.	Other Compensation Plans	11

8.08.	Plan Binding on Successors	11

8.09.	Singular, Plural; Gender	11

8.10.	Controlling Law	12

8.11.	Electronic Administration	12

8.12.	Nonqualified Deferred Compensation Plan Omnibus Provision	12

ARTICLE IX
ADOPTION

EXHIBIT I		14

ii

MASSEY EXECUTIVE

DEFERRED COMPENSATION PROGRAM

(Amended and Restated Effective as of January 1, 2009)

THIS INSTRUMENT amends and restates the Massey Executive Deferred Compensation Program as previously amended and restated effective as of January 1, 2009.

WITNESSETH:

WHEREAS, Fluor Corporation heretofore maintained three separate deferred compensation programs for its key employees, this Plan which covered deferrals of incentive compensation, the Fluor Corporation and Subsidiaries Executive Deferred Salary Program (the “Deferred Salary Program”) which covered the deferral of salary and other related amounts and the Fluor Excess Benefit Plan (“Excess Benefit Plan”) which provided deferrals to compensate for benefits which would otherwise be lost to highly compensated employees as a result of the contribution and benefit limitations imposed by ERISA; and

WHEREAS, Fluor Corporation, effective as of May 1, 1995, combined all of the three foregoing unfunded deferred compensation programs for its key employees into a single program by (a) combining the Deferred Salary Program (including, without limitation, the excess 401(k) accounts previously maintained as a part of this program) with and into this Plan thereby merging all the accounts previously maintained under that Deferred Salary Program with and into this Plan and (b) by transferring the key employee accruals previously maintained under the Excess Benefit Plan from the Excess Benefit Plan into this Plan; and

WHEREAS, Fluor Corporation amended and restated the terms and conditions of the Plan as the Fluor Executive Deferred Compensation Program (formerly known as the Fluor Corporation and Subsidiaries Executive Deferred Compensation Program) effective as of May 1, 1997; and

WHEREAS, Massey Energy Company (formerly Fluor Corporation) amended and restated the terms and conditions of the Plan as the Massey Executive Deferred Compensation Program (formerly known as Fluor Executive Deferred Compensation Program) effective as of November 30, 2000; and

WHEREAS, Massey Energy Company amended the terms and conditions of the Plan as it relates to one or more Eligible Employees pursuant to their Employment Agreement(s) effective as of January 1, 2005; and

WHEREAS, at the effective date of the January 1, 2005 amendment and restatement of the Plan, the only accounts being maintained under the Plan are those provided for in one or more Employment Agreements; and

WHEREAS, Massey Energy Company now desires to amend and restate the Plan again in order to provide for compliance with final regulations under Code Section 409A effective January 1, 2009, to the extent applicable to accounts under the Plan;

NOW, THEREFORE, the Company hereby declares that the current terms and conditions of the Massey Executive Deferred Compensation Program as amended and restated effective January 1, 2009 are as follows:

ARTICLE I

THE PLAN

1.01.	NAME. This Plan shall be known as the “Massey Executive Deferred Compensation Program”.

1.02.	PURPOSE. This Plan is amended and restated for the purpose of providing Eligible Employees with a means to satisfy future financial needs and to provide for the deferral of compensation for such employees. The Company intends that the Plan constitute an unfunded “top hat” plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees under applicable provisions of ERISA.

1.03.	PLAN ADMINISTRATION. The Plan shall be administered by the Committee in accordance with the following:

(a) The Committee, on behalf of a Participant and his Beneficiary, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i) To determine all questions relating to the eligibility to participate;

(ii) To construe and interpret the terms and provisions of the Plan;

(iii) To compute and certify to the amount and kind of benefits payable to a Participant or his Beneficiary;

(iv) To maintain all records that may be necessary for the administration of the Plan;

(v) To provide for the disclosure of all information and the filing or provision of all reports and statements to a Participant, his Beneficiary or governmental agencies as the Committee may determine or as shall be required by law;

(vi) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan, including procedures for claims made by Participants or beneficiaries under the Plan, as are not inconsistent with the terms hereof; and

(vii) To appoint a plan administrator or any other agent, and to delegate to such person such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe. If no plan administrator is appointed or serving, the Company shall be the plan administrator.

(b) The Committee shall have full discretion to make factual determinations as may be necessary and to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and a Participant or any Beneficiary. The Committee shall administer such terms and provisions in a uniform manner and in full accordance with any and all laws applicable to the Plan.

(c) To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all Plan matters relating to any Participant, their death or other cause of termination, and such other pertinent facts as the Committee may require.

ARTICLE II

DEFINITIONS

2.01.	DEFINITIONS.

Accrual Accounts - shall mean a Participant’s Cash Retention Bonus Account, Retention Stock Account, SAR Account, Shadow Stock Vesting Account, and Other Account(s), if any.

Affiliate - means (i) any entity that is a member of a controlled group of corporations as defined in Code Section 1563(a), determined without regard to Code Section 1563(a)(4) and 1563(e)(3)(c), of which the Company is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with the Company as determined according to Code Section 414(c); (iii) a member of an affiliated service group of which the Company is a member according to Code Section 414(m); or (iv) any entity required to be aggregated with the Company according to Section 414(o).

Beneficiary - shall mean the person, persons, entity, entities or the estate of a Participant, who is designated by the Participant on a form provided by the Company to receive benefits on account of the Participant’s death, or in the absence of any designation, the personal representative of the Participant’s estate.

Board - shall mean the Board of Directors of Massey Energy Company.

Cash Retention Bonus Account - shall mean a Participant’s account maintained under the Plan to reflect allocations under the Plan of retention cash awards pursuant to the Participant’s Employment Agreement. This account may be divided into subdivisions to reflect annual or other periodic entitlements and/or vesting therein pursuant to the Participant’s Employment Agreement as determined from time to time by the Committee.

Change of Control - “Change of Control” of the Company shall be deemed to have occurred if, (i) a third person, including a “group” as defined in 1.409A-3(i)(5)(v)B of the Treasury Regulations, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such third person or group) shares of the Company having 30% or more of the total voting power of the stock of the Company; or (ii) as the result of any cash tender or exchange offer, merger or other business combination or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction are replaced during and 12 month period as directors of the Company or any successor to the Company by directors whose appointment or election is not endorsed by a majority of the directors of the Company before the Transaction.

Code - shall mean the Internal Revenue Code of 1986, as amended, and, to the extent not inconsistent therewith, regulations and other guidance issued thereunder.

Committee - shall mean the Compensation Committee of the Company.

Company - shall mean Massey Energy Company.

Effective Date - shall mean May 1, 1995 (the original effective date of the Plan). The effective date of this amendment and restatement of the Plan is January 1, 2009.

Eligible Employee - shall mean any employee of the Company or its subsidiaries who has been specifically designated as eligible for participation in the Plan by the Committee and until the earlier of such time as such person ceases to be an employee of the Company and its Affiliates or such time as the Committee decides he should no longer actively participate in the Plan.

Employment Agreement - an Employment Agreement entered into by and between Massey Energy Company or one of its Affiliates and an Eligible Employee which expressly provides for contributions to the Plan.

ERISA - shall mean the Employee Retirement Income Security Act of 1974, as amended.

409A Funds - shall mean that part of any Accrual Account balance considered to be deferred compensation and covered by the rules of Code Section 409A.

Investment Options - shall mean the investment options shown on Exhibit I.

Non-409A Funds - shall mean that part of any Accrual Account balance not considered to be deferred compensation covered by the rules of Code Section 409A including the part of any Accrual Account as of December 31, 2004, the right to which is earned and vested as of such date, plus any future contributions to such accounts, the right to which was earned and vested as of such date, to the extent such contributions are actually made, and applicable earnings (less losses) on such amounts.

Normal Retirement Age - shall mean 65 years of age.

Other Account(s) - shall mean a Participant’s account(s) maintained under the Plan to reflect allocations under the Plan of amounts other than retention cash awards, retention stock awards, stock appreciation rights and shadow stock units pursuant to the Participant’s Employment Agreement. This account may be divided into subdivisions to reflect annual or other periodic entitlements and/or vesting in amounts therein pursuant to the Participant’s Employment Agreement as determined from time to time by the Committee.

Participant - an Eligible Employee for whom one or more Accrual Accounts are maintained under the Plan.

Plan - shall mean the Massey Executive Deferred Compensation Program the terms of which are set forth herein.

Plan Year - shall mean the calendar year.

Profit Sharing Plan - shall mean the Coal Company Salary Deferral and Profit Sharing Plan of A. T. Massey Coal Company, Inc.

Retention Stock Account - shall mean a Participant’s account maintained under the Plan to reflect allocations under the Plan of retention stock awards pursuant to the Participant’s Employment Agreement. This account may be divided into subdivisions to reflect annual or other periodic entitlements and/or vesting therein pursuant to the Participant’s Employment Agreement as determined from time to time by the Committee.

SAR Account - shall mean a Participant’s account maintained under the Plan to reflect allocations under the Plan of stock appreciation rights pursuant to the Participant’s Employment Agreement. This account may be divided into subdivisions to reflect annual or other periodic entitlements and/or vesting therein pursuant to the Participant’s Employment Agreement as determined from time to time by the Committee. In addition, the 2005 SAR account described in Plan Section 6.01(h) shall be maintained and accounted for separately from the balance of the SAR Account or any other subdivision thereof maintained for the Participant in question.

Shadow Stock Vesting Account - shall mean a Participant’s account maintained under the Plan to reflect allocations under the Plan of shadow stock units pursuant to the Participant’s Employment Agreement. This account may be divided into subdivisions to reflect annual or other periodic entitlements and/or vesting therein pursuant to the Participant’s Employment Agreement as determined from time to time by the Committee.

Termination of Service - shall mean, with respect to a Participant, the cessation of the Participant’s employment with the Company and its Affiliates on account of death, disability, severance or any other reason. Cessation of employment shall be interpreted consistent with the rules for a “separation from service” for purposes of Code Section 409A, and the Company and each Affiliate shall be treated as a single employer.

ARTICLE III

PARTICIPATION

3.01.	PARTICIPATION. Only Eligible Employees may become Participants in the Plan. An Eligible Employee shall become a Participant when one or more Accrual Accounts are maintained under the Plan pursuant to his Employment Agreement. A Participant shall continue to participate and be entitled to defer amounts under the Plan until such date as the Committee may declare he is no longer a Participant entitled to defer amounts under the Plan or until the date that he is no longer an Eligible Employee, provided, however, that deferrals under the Plan shall cease only to the extent permissible under Code Section 409A.

ARTICLE IV

MAINTENANCE OF ACCOUNTS

4.01.	ACCOUNTS. The Company shall maintain one or more Accrual Accounts and subdivisions therefore to reflect the deferred amounts due to each Participant under the Plan, adjusted as provided for herein. The Company shall maintain adequate records to determine the portions of each Accrual Account and subdivision thereof which are 409A Funds and Non-409A Funds.

4.02.	CONTRIBUTION ADJUSTMENTS. Each Accrual Account of a Participant shall be added to as provided in the Participant’s Employment Agreement.

4.03.	EARNINGS ADJUSTMENTS. Each Accrual Account of a Participant shall be adjusted monthly (or at such intervals as the Committee provides, but not less frequently than quarterly) to reflect any gains and/or losses thereon (the “Earnings Adjustment”) in accordance with the provisions of Article V hereof.

4.04.	DISTRIBUTION ADJUSTMENTS. Each Accrual Account of a Participant shall be reduced to reflect any distributions from the Plan to the Participant or his Beneficiary.

4.05.	FORFEITURE ADJUSTMENTS. Each Accrual Account of a Participant shall be reduced to reflect any forfeiture therefrom as provided in the Participant’s Employment Agreement. Forfeitures shall occur as provided in the Participant’s Employment Agreement or in the Plan. Forfeitures shall revert to the Company.

4.06.	VESTING. A Participant shall only be entitled to that portion of his Accrual Accounts which are vested. Vesting shall occur as provided in the Participant’s Employment Agreement or in the Plan.

ARTICLE V

INVESTMENT OPTIONS

5.01.	INVESTMENT OPTIONS. The Company has selected the Investment Options described in Exhibit I any of which may be changed, modified or deleted, or additional investment options may be added, from time to time by the Committee.

5.02.	ELECTION OF INVESTMENT OPTIONS.

(a) A Participant shall allocate his Accrual Accounts among the Investment Options. Such Investment Options will be used as a measure of the investment performance of his Accrual Accounts. A Participant may specify that all or any 10% multiple (or such other multiple or a specified dollar amount as the Committee may permit) of his Accrual Accounts be deemed to be invested in one or more of the Investment Options.

(b) A Participant may reallocate the Investment Options for his Accrual Accounts once every six months (or more frequently as the Committee may permit) in 10% multiples (or such other multiple or a specified dollar amount as the Committee may permit). Unless the Committee provides for more frequent account valuations and adjustments, any reallocation will be effective as of the first day of the month (or such more frequent period as the Committee may provide) following the month (or other provided period) in which an appropriately completed form is received by the Committee. Until a Participant delivers a new Investment Option form to the Committee (or its delegate), his prior Investment Options shall control. If a Participant fails to select an Investment Option for his Accrual Accounts, he shall be deemed to have elected the Default Investment Option as provided in Exhibit I.

5.03.	METHOD OF CREDITING EARNINGS ADJUSTMENTS. Earnings Adjustments will be credited to each Participant’s Accrual Accounts as follows: As of the last day of each month (or such more frequent period as the Committee may provide) in which any amount remains credited to the Accrual Accounts of the Participants, each portion of such accounts deemed invested in a particular Investment Option shall either be credited or debited with an amount equal to that determined by multiplying the balance of such portion of such account as of the last day of the preceding month (or such more frequent period as the Committee may provide) by the return rate for that month (or other provided period) for the applicable Investment Option. As to the applicable amount distributed, the Company shall make crediting or debiting adjustments to each Participant’s Accrual Accounts on the last day of the month (or such more frequent period as the Committee may provide) of the date of distribution.

A Participant shall be entitled to payment of an amount equal to the vested amount in each of his Accrual Accounts in accordance with the applicable provisions of the Plan.

ARTICLE VI

ACCOUNT DISTRIBUTIONS AFTER TERMINATION OF SERVICE

6.01.	ACCOUNT DISTRIBUTIONS AFTER TERMINATION OF SERVICE. Distribution of a Participant’s vested Accrual Accounts shall be made as follows.

(a) Except as expressly provided elsewhere in the Plan, no distributions from the Plan to a Participant shall be made until the Participant’s Termination of Service.

(b) In the event of the death of a Participant prior to or after commencement of any payments hereunder, payments of the Participant’s remaining entitlement under the Plan shall be made to his Beneficiary. Any payment election for payment in installments shall continue to be effective.

(c) All distributions from the Plan shall be made in a lump sum in cash except to the extent a Participant, with the consent of the Committee, has elected a specified installment payment period for any 409A Funds. Any such election of a specified installment payment period for any 409A Funds must be filed prior to the calendar year in which begins the service period with respect to which the Company contribution to which such 409A Funds are attributable relates or, if later, any election deadline permitted under Code Section 409A for such 409A Funds which the Committee permits to be utilized in the administration of the Plan (including without limitation the deadline of six months prior to the end of the performance period for a bonus or incentive pay which is which is performance-based compensation and is based on services performed over a period of at least twelve months (within the meaning of Code Section 409A(a)(4)(B)(iii)). Any such payment date election may not be modified or revoked by the Participant after the latest time for making the election. If any distributions from the Plan are to be paid in installments, they shall be paid in a specified number (not to exceed twenty) of annual installments. If any distributions from the Plan are to be paid in installments, they shall continue to be subject to Earnings Adjustments pursuant to Article V hereof.

(d) The lump sum payment and the first installment payment, if any, shall be paid in January of the calendar year following the calendar year of a Participant’s Termination of Service, provided, however, that (i) if the Participant’s Termination of Service occurs on December 31 and the Participant is then a “covered employee” (as defined for purposes of Code Section 162(m)(3)), the payment of that portion of any account balance which vests in the calendar year in which his Termination of Service occurs shall be made, or commence to be made, to the Participant on or as soon as administratively practicable following March 20 of the calendar year following the calendar year of the Participant’s Termination of Service and (ii) no payment of 409A Funds shall be made, or commence to be made, earlier than the earliest time of payment permitted under Code Section 409A in accordance with Section 6.01(g).

(e) To the extent a Participant’s entitlement is paid in installments, the second installment payment shall be paid during January of the calendar year following the calendar year in which the first installment was paid and all remaining installments will be paid annually in the month of January without regard to any delay to the first installment payment that may occur in accordance with Sections 6.01(d) and (g).

(f) If Plan Earnings Adjustments are not determined on a daily valuation basis, unless otherwise determined by the Committee, any lump sum or installment payment shall be made in an initial payment and a true-up payment by paying 90% of the previous month end (or other time of valuation hereunder) balance at the designated payment date and then making a second payment truing up the payment which shall include both the remaining 10% plus an Earnings Adjustment for the month (or partial portion of the month if paid earlier than the end of the month) of the initial 90% payment, which second payment shall be made during the month following the month of the initial payment. The Committee may change the 90% and 10% figures in order to anticipate substantial fluctuations in Earnings Adjustments.

(g) If at any time when the Company has any stock publicly traded on an established securities market or otherwise, a Participant who is a “specified employee” (as defined in regulations promulgated under Section 409A of the Code) is entitled to benefits under this Plan upon a “separation from service” then to the extent necessary to comply with the “specified employee” rule of Code Section 409A, no payments may be made hereunder before the date which is six months after the Participant’s separation from service or, if earlier, his date of death. All such amounts which would have otherwise been required to be paid to the Participant during such six months, or if earlier, the Participant’s death, shall be paid in one lump sum payment as soon as administratively practicable after the date which is six months after the Participant’s separation from service or, if earlier, the Participant’s death. This provision is intended to comply with the “specified employee” rule of Code Section 409A and shall be interpreted accordingly.

(h) Notwithstanding the foregoing, the SAR Account balance of Don L. Blankenship attributable to those Stock Appreciation Rights (“SARs”) awarded to him under the Massey Energy Company 1997 Stock Appreciation Rights Plan as provided in that certain Amendment No. 1 dated February 22, 2005 to the Amended and Restated Employment Agreement entered into as of November 1, 2001, as amended and restated on July 16, 2002, by and between the Company, A.T. Massey Coal Company, Inc. and said Blankenship shall be paid in a lump sum on the first anniversary of Blankenship’s separation from service with the Company and its affiliates for purposes of Code Section 409A or death (whichever occurs first). The value transferred to the Plan on exercise of the aforementioned SARs shall be separately accounted for through the maintenance of a separate subdivision of the SAR Account under the Plan called the “2005 SAR Account.”

ARTICLE VII

OTHER DISTRIBUTION EVENTS

7.01.	CHANGE OF CONTROL. Notwithstanding any other Section hereof, if a Participant’s employment with the Company and its Affiliates terminates for any reason other than death, within the two-year period beginning on the date that a Change of Control of the Company occurs, then the Company shall pay to the Participant within the first fifteen days of the month following such termination a lump sum distribution in cash of all of his Accrual Accounts. If the Participant dies after termination of employment but before payment of any amount under this Section, then such amount shall be paid to the Beneficiary within the first fifteen days of the month following the Participant’s death. Notwithstanding the foregoing, in the case of any 409A Funds, payment thereof shall not be made earlier than the earliest time of payment permitted under Code Section 409A as described in Plan Section 6.01(g). In addition, notwithstanding the foregoing, this Section shall not apply to any Non-409A Funds to which this distribution right was not available on October 3, 2004. Finally, notwithstanding the foregoing, this Section shall not apply to the 2005 SAR Account described in Plan Section 6.01(h).

7.02.	UNFORESEEABLE EMERGENCY.

(a) With the consent of the Committee, a distribution of a portion of a Participant’s vested Accrual Accounts because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency need plus, in the case of a withdrawal of 409A Funds if approved by the Committee, amounts necessary to pay taxes reasonably anticipated as a result of the distribution. Whether an Unforeseeable Emergency has occurred will be determined solely by the Committee. Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Committee upon written request by the Participant.

(b) An “Unforeseeable Emergency” is defined as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section (b)(1), (b)(2) and (d)(1)(B)), a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for funeral expenses of a spouse, beneficiary or dependent may also constitute an Unforeseeable Emergency. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any event, any distribution under this Section shall not exceed the amount required by the Participant to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise or (ii) obtaining liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship.

(c) Notwithstanding the foregoing, this Section shall not apply to any Non-409A Funds to which this withdrawal right was not available on October 3, 2004, and to the extent the definition of “Unforeseeable Emergency” set forth above would result in a material modification within the meaning of Code Section 409A with respect to the Non-409A Funds, the definition of “Unforeseeable Emergency” in effect under the Plan on December 31, 2004 shall apply in lieu of the above definition.

7.03.	WITHDRAWALS OF NON-409A FUNDS. With the consent of the Committee, a Participant may elect by filing with the Company a form specified by the Committee, to receive an amount equal to ninety percent of his Non-409A Funds at any time prior to his Termination of Service. If the Participant makes an election described in this Section 7.03 the balance of the Participant’s Non-409A Funds not distributed to the Participant shall be forfeited to the Company; the amount to which he is entitled under this Section 7.03 shall be distributed to the Participant in a single lump sum as soon as administratively practical following such election. Notwithstanding the foregoing, this Section shall not apply to any Non-409A Funds to which this withdrawal right was not available on October 3, 2004.

7.04.	WITHDRAWALS OF 409A FUNDS. With the consent of the Committee prior to a Participant’s making a payment date election, the Participant may elect a specified payment date for any vested 409A Funds in his Other Account(s). Any such election of a specified payment date must be filed prior to the calendar year in which begins the service period with respect to which the Company contribution to which such 409A Funds are attributable relates or, if later, any election deadline permitted under Code Section 409A for such 409A Funds which the Committee permits to be utilized in the administration of the Plan (including without limitation the deadline of six months prior to the end of the performance period for a bonus or incentive pay which is performance-based compensation and is based on services performed over a period of at least twelve months (within the meaning of Code Section 409A(a)(4)(B)(iii)). Any such payment date election may not be modified or revoked by the Participant after the latest time for making the election. In the event of the Participant’s Termination of Service prior to the specified payment date, the payment date election shall be automatically revoked and the payment of the Participant’s Plan benefit shall be made as provided in Article VI. Any payment pursuant to this Section shall be made in a lump sum in cash

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01.	PARTICIPANT RIGHTS IN THE UNFUNDED PLAN. Any liability of the Company to any Participant with respect to any benefit shall be based solely upon the contractual obligations created by the Plan; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company. The Company’s obligations under this agreement shall be an unfunded and unsecured promise to pay. No Participant or his designated beneficiaries shall have any rights under the Plan other than those of a creditor of the Company. Assets segregated or identified by the Company for the purpose of paying benefits pursuant to the Plan remain general corporate assets subject to the claims of the Company’s creditors.

8.02.

NON-ASSIGNABILITY. Neither a Participant nor his Beneficiary shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void and the Company shall thereupon have no further liability to such Participant or such Beneficiary hereunder. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any Participant or Beneficiary for the payment of debt, judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of the Participant, his designated Beneficiary or any other beneficiary hereunder.

8.03.	TERMINATION OR AMENDMENT OF PLAN. The Company retains the right, at any time and in its sole discretion, to amend or terminate the Plan, in whole or in part. Any amendment of the Plan shall be approved by the Board, shall be in writing, and shall be communicated to the Participants. Notwithstanding the above, the Committee shall have the authority to change the requirements of eligibility or to modify the Investment Options hereunder. Except as provided in Section 8.12, no amendment of the Plan shall materially impair or curtail the Company’s contractual obligations arising from elections previously made or for benefits accrued prior to such amendment. Notwithstanding any other provision herein to the contrary other than prohibitions on impermissible distributions of 409A Funds under Code Section 409A, in the event of Plan termination, payment of Accrual Accounts shall occur not later than the last business day of the month following the month in which the termination is made effective.

8.04.	CONTINUATION OF EMPLOYMENT. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant. Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue in the employ of the Company or any subsidiary or affect the right of the Company or any subsidiary to terminate the employment of any Participant at any time with or without cause.

8.05.	RESPONSIBILITY FOR LEGAL EFFECT. Neither the Committee nor the Company makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of the Plan.

8.06.	WITHHOLDING. Except as prohibited by Code Section 409A for 409A Funds, the Company shall withhold from or offset against any payment or accrual made under the Plan any taxes the Company determines it is required to withhold by applicable federal, state or local laws.

8.07.	OTHER COMPENSATION PLANS. The adoption of the Plan shall not affect any other incentive or other compensation plans in effect for the Company or any subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any subsidiary.

8.08.	PLAN BINDING ON SUCCESSORS. The Plan shall be binding upon the successors and assigns of the Company.

8.09.	SINGULAR, PLURAL; GENDER. Wherever appropriate in the Plan, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

8.10.	CONTROLLING LAW. The Plan shall be governed by and construed in accordance with the internal law, without regard to conflict of law principles, of the Commonwealth of Virginia to the extent not pre-empted by the laws of the United States of America.

8.11.	ELECTRONIC ADMINISTRATION. Notwithstanding anything to the contrary in the Plan, the Committee may provide from time to time that Participant elections, and any other aspect of Plan administration may be made by telephonic or other electronic means rather than in paper form.

8.12.	NONQUALIFIED DEFERRED COMPENSATION PLAN OMNIBUS PROVISION.

It is intended that any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation subject to Code Section 409A shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. The Committee is authorized to amend the Plan or any election under the Plan as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Code Section 409A.

It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Code Section 409A (including any transition or grandfather rules thereunder). The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code Section 409A (including any transition or grandfather rules thereunder).

It is also intended that if any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan is considered to be nonqualified deferred compensation subject to Code Section 409A but for being earned and vested as of December 31, 2004 (i.e., Non-409A Funds), then no material modification of the Plan after October 3, 2004 shall apply to such Plan benefits which are earned and vested as of December 31, 2004 unless such modification expressly so provides and then complies with Code Section 409A.

ARTICLE IX

ADOPTION

The Company has adopted this restatement of the Plan pursuant to action taken by the Board.

[Signature on following page.]

As evidence of its adoption of this restatement of the Plan, Massey Energy Company has caused this document to be signed by its undersigned officer, this 23 day of December, 2008, effective January 1, 2009.

MASSEY ENERGY COMPANY

/s/ John M. Poma
Its Vice President - Human Resources

EXHIBIT I

PLAN INVESTMENT OPTIONS

(Effective as of July 30, 2008)

Effective July 30, 2008, the following Investment Funds (with the description of investment objectives and strategy being as of March 31, 2008, but subject to change by the fund managers as permitted by the applicable fund governing documents) are available under the Plan:

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INVESCO Stable Value Trust is managed by INVESCO Institutional (N.A.), Inc. This fund seeks the preservation of principal and interest income reasonably obtained under prevailing market conditions and rates, consistent with seeking to maintain required liquidity.

•

Oppenheimer Strategic Income Fund is managed by Oppenheimer Funds. This fund seeks high current income by investing mainly in debt securities. The fund invests mainly in debt securities of issuers in three market sectors: foreign governments and companies, J.S. government securities and lower-rated high yield securities of U.S. and foreign companies (commonly called “junk bonds”). The fund can invest 100% of its assets in any one sector at any time.

This fund replaces the INVESCO Core Fixed Income Trust effective July 30, 2008; and all Plan balances held in, and all contribution investment directions allocating funds to, the INVESCO Core Fixed Income Trust otherwise in effect on July 30, 2008 shall automatically be converted to investment directions allocating funds to the Oppenheimer Strategic Income Fund.

•

American Balanced Fund is managed by The American Funds Group. This fund seeks capital preservation, current income, and long-term growth of capital and income. This fund normally invests in a broad range of securities including stocks and bonds. The Fund may also invest in securities issued and guaranteed by the U.S. government.

•

American Fundamental Investors is managed by The American Funds Group. This fund seeks long-term growth of capital and income and invests primarily in common stocks or securities convertible into common stocks and may invest up to 80% of its assets in securities of issuers domiciled outside the U.S. and not included in the S&P 500 Composite market instruments.

•

Vanguard 500 Index Fund is managed by The Vanguard Group, Inc. This fund seeks to match the performance of a benchmark index that measures the investment return of large-capitalization stocks. This fund employs a passive management strategy designed to track the performance of the S&P 500 Index, which is dominated by the stocks of large U.S. companies.

•

AIM Constellation Fund is managed by AIM Investors, Inc. This fund seeks growth of capital. This fund invests primarily in common stocks of companies the portfolio managers believe are likely to benefit from new or innovative products, services or processes as well as those that have experienced above-average, long-term growth in earnings and have excellent prospects for future growth. The fund will invest without regard to market capitalization and may also invest up to 20% of its total assets in foreign securities.

•

Allianz OpCap Renaissance Fund is managed by Allianz Global Investors Distributors, LLC. This fund seeks long-term capital growth and current income. This fund primarily invests in common stocks of companies with below-average valuations whose business fundamentals are expected to improve. The fund may invest in foreign securities.

•

Thornburg International Value Fund is managed by Thornburg Investment Management, Inc. The fund seeks long-term capital appreciation by investing primarily in foreign securities or depository receipts of foreign equity and debt securities. The fund may invest in companies of any size, but invests primarily in the large and middle range of public company market capitalizations. The fund may also invest in developing markets.

This Investment Fund was added as an available Investment Fund under the Plan effective July 30, 2008.

Effective July 30, 2008, the following fund ceased to be an available Investment Funds under the Plan:

•

INVESCO Core Fixed Income Trust is managed by INVESCO Institutional (N.A.), Inc. This fund seeks current income, with a secondary objective of capital appreciation. Under normal market conditions, this fund will primarily invest in investment grade fixed income securities of varying maturities, coupon rates, issuer classes, yield characteristics, and other characteristics; however, this fund also may invest in money market instruments or other securities.